                                                                     EXHIBIT 3.1

                      RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                          ALPHA NATURAL RESOURCES, INC.

     Alpha Natural Resources, Inc., a Delaware corporation, hereby certifies that:

     The name of the corporation is Alpha Natural Resources, Inc. The date of filing its original Certificate of Incorporation with the Secretary of State was November 29, 2004.

     The Corporation has not received any payment for any of its stock.

     This Restated Certificate of Incorporation of the corporation attached hereto as Exhibit "1", which is incorporated herein by this reference, and which restates, integrates and further amends the provisions of the Certificate of Incorporation of this corporation as heretofore amended or supplemented, has been duly adopted by the Corporation's Board of Directors in accordance with Sections 241 and 245 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, said corporation has caused this Restated Certificate of Incorporation to be signed by its duly authorized officer and foregoing facts stated herein are true and correct.

Dated: February 11, 2005

                                        ALPHA NATURAL RESOURCES, INC.


                                        By: /s/ Vaughn R. Groves
                                            ------------------------------------
                                        Name: Vaughn R. Groves
                                        Title: Vice President, Secretary &
                                               General Counsel

                                   EXHIBIT "1"

                      RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                          ALPHA NATURAL RESOURCES, INC.

          The date of filing the original Certificate of Incorporation of Alpha Natural Resources, Inc. with the Secretary of State of the State of Delaware was November 29, 2004.

                                    ARTICLE I
                               NAME OF CORPORATION

          The name of this corporation (the "Corporation") is Alpha Natural Resources, Inc.

                                   ARTICLE II
                                REGISTERED OFFICE

          The address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware and the name of its registered agent at that address is Corporation Service Company.

                                   ARTICLE III
                                     PURPOSE

          The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the "DGCL").

                                   ARTICLE IV
                            AUTHORIZED CAPITAL STOCK

          4.1 Number of Shares. The total number of shares of stock that the Corporation shall have authority to issue is One Hundred Ten Million (110,000,000) shares, consisting of (i) One Hundred Million (100,000,000) shares of common stock, each with a par value of $.01 (the "Common Stock") and (ii) Ten Million (10,000,000) shares of preferred stock, each with a par value of $.01 (the "Preferred Stock").

          4.2 Preferred Stock. The shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby vested with authority to fix by resolution or resolutions the designations and the powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations, or restrictions thereof, including without limitation, the dividend rate, conversion rights, redemption price and liquidation preference, of such series of Preferred Stock, and to fix the number of shares constituting any such series, and to increase or decrease the number of shares of any series of Preferred Stock (but not below the number of shares thereof then outstanding). In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status of undesignated shares of Preferred Stock.

          4.3 Common Stock. The following is a statement of the relative powers, preferences and participating, optional or other special rights, and the qualifications, limitations and restrictions of the Common Stock of the
Corporation:

          (a) Except as otherwise provided by law, the provisions of this Certificate of Incorporation shall not be modified, revised, altered or amended, repealed or rescinded in whole or in part, without the approval of a majority of the votes entitled to be cast by the holders of the Common Stock; provided, however, that with respect to any proposed amendment of this Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) which would alter or change the powers, preferences or special rights of any series of Preferred Stock so as to affect them adversely, the approval of a majority of the votes entitled to be cast by the holders of the series affected by the proposed amendment, voting separately as a class, shall be obtained in addition to the approval of a majority of the votes entitled to be cast by the holders of the Common Stock as herein provided. Any increase or decrease (but not below the number of shares then outstanding) in the authorized number of shares of any class or classes of stock of the Corporation or creation, authorization or issuance of any securities convertible into, or warrants, options or similar rights to purchase, acquire or receive, shares of any such class or classes of stock shall be deemed not to affect adversely the powers, preferences or special rights of the shares of Preferred Stock.

          (b) In the event of any voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation, subject to the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over the right to participate with the Common Stock with respect to the distribution of assets of the Corporation upon such dissolution, liquidation or winding up of the Corporation, the remaining assets and funds of the Corporation shall be distributed pro rata to the holders of Common Stock. For purposes of this Section 4.2(b), the voluntary sale, conveyance, lease, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the assets of the Corporation or a consolidation or merger of the Corporation with one or more other corporations or other Persons (whether or not the Corporation is the corporation surviving such consolidation or merger) shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary. For purposes hereof "Person" shall mean an individual, corporation, partnership, limited liability company, trust, unincorporated organization, or other legal entity.

          (c) Each holder of record of Common Stock shall have one vote for each share of Common Stock which is outstanding in his, her or its name on the books of the Corporation and which is entitled to vote. In the election of directors, each stockholder shall be entitled to cast for any one candidate no greater number of votes than the number of shares held by such stockholder; no stockholder shall be entitled to cumulate votes on behalf of any candidate. Common stockholders of the Corporation shall not have preemptive rights.

          (d) Except as otherwise required by law, holders of any series of Preferred Stock, shall be entitled only to such voting rights, if any, as shall expressly be granted thereto by this Certificate of Incorporation (including any certificate of designations relating to such series).

          (e) Subject to applicable law and rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having preference over the right to participate with the Common Stock with respect to the payment of dividends, dividends may be declared and paid on the Common Stock at such times and in such amounts as the Board of Directors in its discretion shall determine.

          4.4 Record Holders. The Corporation shall be entitled to treat the Person in whose name any share of its stock is registered as the owner thereof for all purposes and shall not be bound to recognize any equitable or other claim to, or interest in, such share on the part of any other Person, whether or not the Corporation shall have notice thereof, except as expressly provided by applicable law.

                                    ARTICLE V
                   BOARD OF DIRECTORS' POWER REGARDING BYLAWS

          In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind the bylaws of the Corporation.

                                   ARTICLE VI
                              ELECTION OF DIRECTORS

          Elections of directors need not be by written ballot unless the bylaws of the Corporation shall so provide.

                                   ARTICLE VII
                INDEMNIFICATION; LIMITATION OF DIRECTOR LIABILITY

          7.1 Indemnification. The Corporation shall indemnify its directors, officers, employees and agents, or persons serving at the request of the Corporation as a director, officer, employee or agent of another corporation, where such person is made party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal or administrative, by reason of the fact that the person is or was a director, officer, employee or agent of the Corporation or serving such capacity in another corporation at the request of the Corporation, in each case to the fullest extent permitted by Section 145 of the DGCL as the same exists or may hereafter be amended.

          7.2 Limitation of Liability. To the fullest extent permitted by the DGCL as the same exists or may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

          7.3 Amendments. If the DGCL is amended after the date of the filing of this Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors or permitting indemnification to a fuller extent, then the liability of a director of the Corporation shall be eliminated or limited, and indemnification shall be extended, in each case to the fullest extent permitted by the DGCL, as so amended from time to time. No repeal or modification of this Article VII by the stockholders shall adversely affect any right or protection of a director of the Corporation existing by virtue of this Article VII at the time of such repeal or modification.

                                  ARTICLE VIII
                                   SECTION 203

          The Corporation hereby expressly elects not to be governed by Section 203 of the DGCL.

                                   ARTICLE IX
                                 CORPORATE POWER

          The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation.

                                    ARTICLE X
                            COMPROMISE WITH CREDITORS

          Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of the DGCL or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of the DGCL order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

                                   ARTICLE XI
                            CERTAIN FIDUCIARY DUTIES

          11.1 Certain Acknowledgments. In recognition and anticipation of the facts that (i) the directors, officers and/or employees of First Reserve, and of AMCI may serve as directors and/or officers of the Corporation, (ii) First Reserve and AMCI engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, and (iii) the Corporation and Affiliated Companies thereof may engage in material business transactions with First Reserve and AMCI and that the Corporation is expected to benefit therefrom, the provisions of this Article XI are set forth to regulate and define the conduct of certain affairs of the Corporation as they may involve First Reserve and AMCI, their officers and directors, and the powers, rights, duties and liabilities of the Corporation and its officers, directors and stockholders in connection therewith.

          11.2 Competition and Corporate Opportunities. None of First Reserve or AMCI (collectively, the "Interested Parties") shall have any duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Corporation or any of its Affiliated Companies. Except with respect to an Express Opportunity, as defined in Section 11.3 below, the Corporation renounces any interest or expectancy of the Corporation or any of its Affiliated Companies in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for both an Interested Party and the Corporation or any of its Affiliated Companies, and therefore such Interested Party shall have no duty to communicate or offer such corporate opportunity to the Corporation or any of its Affiliated Companies and shall not be liable to the Corporation or its stockholders for breach of any fiduciary duty as a stockholder of the Corporation solely by reason of the fact that such Interested Party pursues or acquires such corporate opportunity for itself, directs such corporate opportunity to another person, or does not communicate information regarding such corporate opportunity to the Corporation.

          11.3 Allocation of Corporate Opportunities. Except as provided elsewhere in this Section 11.3, the Corporation hereby renounces any interest or expectancy of the Corporation or any of its Affiliated Companies in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for both the Corporation or any of its Affiliated Companies, on the one hand, and any Interested Party, on the other hand, about which a director or officer of the Corporation who is also a director or officer of First Reserve or AMCI acquires knowledge. Notwithstanding the immediately preceding sentence, the Corporation does not renounce any interest or expectancy of the Corporation or any of its Affiliated Companies in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for both the Corporation or any of its Affiliated Companies, on the one hand, and any Interested Party, on the other hand, and about which a director or officer of the Corporation who is also a director or officer of First Reserve or AMCI acquires knowledge, if such opportunity is expressly offered to such person in writing solely in, and as a direct result of, his or her capacity as a director or officer of the Corporation (an "Express Opportunity"). Any director or officer of the Corporation that fails to offer an opportunity to the Corporation in accordance with this Section 11.3 shall not have committed thereby any breach of fiduciary duty of such director or officer to the Corporation and its stockholders.

          11.4 Certain Matters Deemed Not Corporate Opportunities. In addition to and notwithstanding the foregoing provisions of this Article XI, the Corporation renounces any interest or expectancy of the Corporation or any of its Affiliated Companies in, or in being offered an opportunity to participate in, any business opportunity that the Corporation is not permitted to undertake under the terms of Article XI or that the Corporation is not financially able or contractually permitted or legally able to undertake, or that is, from its nature, not in the line of the Corporation's business or is of no practical advantage to it or that is one in which the Corporation has no interest or reasonable expectancy.

          11.5 Certain Definitions. For purposes of this Article XI:

          "Affiliate" means with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person. For purposes of the foregoing definition, the term "controls," "is controlled by," or "is under common control with" means the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

          "Affiliated Company" in respect of the Corporation shall mean any company controlled by the Corporation.

          "AMCI" means the AMCI Stockholders and the AMCI Affiliates.

          "AMCI Affiliates" shall mean the present and future Affiliates of the AMCI Stockholders.

          "AMCI Stockholders" means Vollow Resources LLC, Redbank, Inc., REI, Inc., Still Run Coal Company, Inc., Creekside Energy Development Company, Newhall Pocahontas Energy, Inc., SCM, Inc., Tanoma Energy, Inc., Madison Mining Company, LLC, Laurel Energy, L.P., Laurel Resources, L.P., I-22 Processing, Inc., Dunamis Resources, Inc., Beta Resources, LLC, a Colorado limited liability company, and RRD, Inc.

          "First Reserve" means the First Reserve Corporation, the First Reserve Stockholders and the First Reserve Affiliates.

          "First Reserve Stockholders" means First Reserve Fund IX, L.P. and ANR Fund IX Holdings, L.P.

          "First Reserve Affiliates" shall mean each investment funds managed or advised, directly or indirectly, by First Reserve Corporation (including funds formed after the date hereof), and any subsidiaries, affiliates, or direct or indirect general partners of any of the foregoing entities.

          "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

          11.6 Termination. The provisions of this Article XI shall have no further force or effect (a) for First Reserve at such time as the First Reserve Stockholders and First Reserve Affiliates shall first cease to be the owner, in the aggregate, of Common Stock representing five percent (5%) or more of the votes entitled to be cast by the holders of all the then outstanding shares of Common Stock; and (b) for AMCI, at such time the AMCI Stockholders and the AMCI Affiliates shall first cease to be the owner, in the aggregate, of Common Stock representing five percent (5%) or more of the votes entitled to be cast by the holders of all the then outstanding shares of Common Stock; provided, however, that any such termination shall not terminate the effect of such provisions with respect to (i) any agreement between the Corporation or an Affiliated Company thereof and any Interested Party that was entered into before such time or any transaction entered into in the performance of such agreement, whether entered into before or after such time, or (ii) any transaction or agreement entered into between the Corporation or an Affiliated Company thereof and any interested Party.

          11.7 Amendment of this Article. Notwithstanding anything to the contrary elsewhere contained in the Corporation's certificate of incorporation, the affirmative vote of the holders of at least at least ninety percent (90%) of the combined voting power of all shares of Common Stock then outstanding, voting together as a single class, shall be required to alter, amend or repeal, or to adopt any provision inconsistent with, this Article XI.

          11.8 Deemed Notice. Any person or entity purchasing or otherwise acquiring any interest in any shares of the Corporation shall be deemed to have notice and to have consented to the provisions of this Article XI.

          11.9 Severability. The invalidity or unenforceability of any particular provision, or part of any provision, of this Article XI shall not affect the other provisions or parts hereof, and this Article XI shall be construed in all respects as if such invalid or unenforceable provisions or parts were omitted.